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                                 EXHIBIT (11)(a)

                       CONSENT OF COOPERS & LYBRAND L.L.P.


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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 2-95973) of The One Group, of our reports dated August 19, 1996 on our audits of the financial statements and financial highlights of the U.S. Treasury Securities Money Market Fund, the Prime Money Market Fund, the Municipal Money Market Fund, the Ohio Municipal Money Market Fund, the Government ARM Fund, the Limited Volatility Bond Fund, The Intermediate Bond Fund, the Government Bond Fund, the Income Bond Fund, the Intermediate Tax-Free Bond Fund, the Municipal Income Fund, the Kentucky Municipal Bond Fund, the Ohio Municipal Bond Fund, the Louisiana Municipal Bond Fund, the Treasury Only Money Market Fund and the Government Money Market Fund and our report dated August 27, 1996 on our audits of the financial statements and financial highlights of the Asset Allocation Fund, the Income Equity Fund, the Equity Index Fund, the Value Growth Fund, the Large Company Value Fund, the Disciplined Value Fund, the Large Company Growth Fund, the Growth Opportunities Fund, the Gulf South Growth Fund and the International Equity Index Fund, constituting The One Group whose reports are included in the Annual Reports to Shareholders for the year ended June 30, 1996 which are included in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights", "Counsel and Independent Accountants" and "Independent Accountants" in the Prospectus and "Experts" in the Statement of Additional Information relating to The One Group in this Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 2-95973)



                                        Coopers & Lybrand L.L.P.



Columbus, Ohio
April 18, 1997